Exhibit 10.1

Cooperation Agreement

dated as of

16 July, 2007

between

Fiat Group Automobiles S.p.A.,

and

WorldSpace Italia S.p.A

and

WorldSpace, Inc

This cooperation agreement (“Agreement”) is entered into in Turin, on July 16th, 2007 (“Effective Date”)

BETWEEN

1.	Fiat Group Automobiles S.p.A., a company incorporated under the laws of Italy, with registered office in Turin, Corso Agnelli 200, Italy, hereby represented by Mr. Giuseppe Bonollo, in his capacity as Senior Vice President Product Portfolio Management (“Fiat”);

2.	WorldSpace Italia S.p.A., a company incorporated under the laws of Italy, with registered office in Milan, Via Burigozzo 5, Italy, hereby represented by Mr. Luca Panerai, in his capacity as Chief Executive Officer (“WS Italia”);

3.	WorldSpace, Inc., a company incorporated under the laws of the State of Delaware, with registered office in 8515 Georgia Avenue, Silver Spring, Maryland, USA, hereby represented by Mr. Alexander Brown in his capacity as Co-Chief Operating Officer (“WorldSpace”);

(Fiat, WS Italia and WorldSpace are hereinafter individually also referred to as “Party” and collectively “Parties”)

WHEREAS

(A)	Fiat is a leading company in the worldwide car manufacturing industry;

(B)	WS Italia is a joint venture company, operating in the field of satellite-based digital radio broadcasting, whose corporate capital is owned by:

•

WorldSpace Europe Holdings ApS, organized and existing under the laws of Denmark, having its registered office at Langelinie Allé 35, 2100 Copenhagen, Denmark, a fully owned subsidiary of WorldSpace, which is holding 65% of the equity of WS Italia; and

•

New Satellite Radio S.r.l., a company incorporated under Italian law with registered offices in Via Burigozzo 5, Milan, Italy (“NSR”), holding 35% of the equity of WS Italia and whose corporate capital is owned as follows: 67.66% by Class Editori S.p.A. (“Class”), 19.62% by Luca Panerai and 12.72% by Telecom Italia S.p.A.;

(C)	WorldSpace is a global operator of subscription-based satellite digital radio and data services (“Service”) with regional offices and operations throughout Asia, the Middle East, and Africa. WorldSpace is the holder of certain proprietary technology and know-how (“WorldSpace IP”, e.g. chipset, service layer, reference design, etc.) which have to be incorporated into integrated radio receivers (“SDARS Receivers”) in order to receive the Service and is willing to license the use of WorldSpace IP, upon terms acceptable to WorldSpace and the licensees, to manufacturers and/or vendors of SDARS Receivers designated by automobile manufacturers, including Fiat. For the avoidance of doubt, it is acknowledged and understood between the Parties that neither Fiat nor the manufactures/vendors of SDARS Receivers designated by it are granted with any right, title or interest in the WorldSpace IP, apart from those rights customarily included in standard license agreements;

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

(D)	WorldSpace intends to commence operations in Europe completing the broadcasting of the Service and initiating customer acquisition and support not later than the end of the Technology Deployment Phase (as defined below) and has formed WS Italia with NSR to commence the Service within Italy (“Italian Service”) ;

(E)	in May 2006, WS Italia received an authorization from the Italian Ministry of Communications to launch the Italian Service, utilizing the frequency band 1479.5-1492 MHz for the operation of the corresponding hybrid satellite/terrestrial network;

(F)	NSR is a company established in order to cooperate with WorldSpace in the implementation, operation and management of the Italian Service through WS Italia;

(G)	Fiat intends to exploit new marketing opportunities involving the Italian Service and to this end entered into with Class and acting also on behalf NSR:

•	a letter of intent on March 16, 2005 (“LOI”) to explore the opportunity to proceed and negotiate a joint project involving the Italian Service;

•

a Framework Agreement on May 26, 2005 (“Framework Agreement”) which established the general principles of a project concerning the use of the Italian Service on certain models of Fiat vehicles sold within Italy (“Transaction”) with a view to further and subsequently agreeing upon the specific terms and conditions which were to govern such possible Transaction provided that a final agreement would ultimately be reached between the Parties;

(H)	through this Agreement, in performance of the understanding set forth in the Framework Agreement, the Parties intend to set forth the terms, conditions and obligations which shall govern the Transaction; and

(I)	the Parties acknowledge that this Agreement supersedes the LOI and Framework Agreement.

NOW, THEREFORE, on the basis of the above recitals, the Parties hereto agree as follows.

Article 1 – Object

1.1	The Transaction encompasses:

1.1.1	the production and broadcasting by WS Italia of the Italian Service, comprising several radio channels organized in a bouquet to be subscribed to by the final customers;

1.1.2	the installation by Fiat of the SDARS Receivers as original equipment, standard or optional at Fiat’s sole discretion (“OEM”), in certain models of its vehicles, chosen by Fiat among those listed in Annex 1.1.2 (“OEM Vehicles”) and in accordance with the terms of Annex 3.2.1 (a);

1.1.3	the co-marketing of the initial subscription of the Italian Service (“Initial Subscription”) for purchasers of OEM Vehicles; and

1.1.4	the exploitation by Fiat of automobile distributorship aftermarket sales opportunities for aftermarket SDARS Receivers as after sales equipment on certain models of its vehicles as listed in Annex 1.1.4 (“Aftermarket Vehicles” and, collectively with OEM Vehicles, the “Enabled Vehicles”).

1.2	In order to execute the Transaction, WS Italia represents and warrants that it has obtained:

1.2.1	rights to use at least 40 channels of the west beam of the AfriStar satellite or of other satellites it will be granted access to by WorldSpace or its subsidiaries (collectively the “Satellite”), for the broadcasting of the Italian Service bouquet; and

1.2.2	the authorization from the Italian Ministry of Telecommunications to broadcast the Italian Service and to implement a terrestrial network of repeaters and/or gap fillers to supplement the satellite signal and render it available throughout the Italian territory.

1.3	In order to execute the Transaction, WorldSpace and WS Italia represent and warrant that:

1.3.1	the execution, delivery and performance of this Agreement by WorldSpace and WS Italia does not conflict with any agreement to which they are a party or by which they may be bound, nor does it violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it;

1.3.2	to the knowledge of WorldSpace and WS Italia, the use of the licensed WorldSpace IP by manufacturers and/or vendors of SDARS Receivers appointed by Fiat in compliance with this Agreement will not infringe upon the rights of any third party, and will not infringe any other rights of WorldSpace and WS Italia; and

1.3.3	WorldSpace and WS Italia are not aware of any infringement claims pending or threatened by any third party with respect to the licensed WorldSpace IP.

1.4	In order to execute the Transaction, WorldSpace represents and warrants that:

1.4.1	it has obtained or, by the commencement of the Italian Service will have obtained and/or installed, as applicable, all rights, through ownership or license, necessary to utilize the technology required to commence the Italian Service; and

1.4.2.	by the commencement of the Italian Service, it shall have granted to WS Italia all rights to use the technology set forth in paragraph 1.4.1 for the Italian Service, unless WS Italia already owns or has title to such rights.

Article 2

Technology Deployment Phase – Obligations of the Parties

2.1	The Parties acknowledge that, since the execution of the Framework Agreement, they have jointly conducted discussions and negotiations with manufacturers of radio appliances and components selected by Fiat with the aim to identify the suppliers of SDARS Receivers to Fiat. Following execution hereof, the Parties, individually or jointly, as the case may be, agree to undertake the following activities related to the deployment of the Italian Service technology (“Technology Deployment Phase”).

2.2	In particular:

2.2.1	Fiat shall:

(a)	designate its representatives to participate with WorldSpace, WS Italia and the radio manufacturers during the Technology Deployment Phase;

(b)	select the SDARS Receivers manufacturer/developer who shall be granted the WorldSpace IP license(s) by WorldSpace. In this respect, Fiat shall identify an initial non-exclusive manufacturer/developer of the SDARS Receivers (“SDARS Manufacturer”). Fiat may at any time propose to WS Italia additional alternative manufacturers/developers of SDARS Receivers with which to enter into non-exclusive agreements. Fiat shall pursue negotiations with the SDARS Manufacturer with the objective of entering, upon terms and conditions satisfactory to Fiat and subject to WorldSpace licensing WorldSpace IP to them, into binding agreements with the same;

(c)	use its best endeavors to cooperate with WS Italia and WorldSpace in the integration of SDARS Receivers into the Enabled Vehicles, subject to compliance by WorldSpace and WS Italia with the terms and conditions set forth in Article 2.3;

(d)	use its best endeavors to have its radio receiver suppliers to assist WS Italia and WorldSpace in the incorporation of WorldSpace satellite radio technology into the SDARS Receivers;

(e)	provide WS Italia with the production concepts desired by Fiat to be included within the Fiat Channel (as defined below);

(f)	determine with WS Italia the processes and procedures to be followed by Fiat’s distributor network with respect to the Initial Subscription by purchasers of OEM Vehicles and to the exploitation of aftermarket opportunities involving Aftermarket Vehicles;

(g)	determine with WS Italia the methods and modalities according to which they will co-market and manage the Initial Subscription and exploit the aftermarket opportunities involving Aftermarket Vehicles;

(h)	perform all the engineering, design and testing activities that will be agreed upon among the Parties necessary for the qualification and application of the SDARS Receivers on the selected OEM Vehicles;

(i)	use its best endeavors to perform, or cause its employees, directors and agents to perform, any and all actions required to facilitate the completion of the Technology Deployment Phase on a timely basis;

(j)	discuss with WS Italia the contents of the initial commercial offer (including the bouquet) of the Italian Service, in due time prior to any significant modifications in respect to what is already set forth in Annex 2.2.3 (b) (B), etc.;

(k)	test the quality and service level of the Italian Service everywhere in Italy at Fiat’s expense; and

(l)	use its best endeavours to agree with WorldSpace upon a marketing plan for the co-marketing of the Italian Service and of the Initial Subscription.

2.2.2	WorldSpace shall:

(a)	designate its representatives to cooperate with Fiat, WS Italia and the radio manufacturers during the Technology Deployment Phase;

(b)	select the manufacturers of chipsets for production of the chipsets to be used by the SDARS Receivers;

(c)	upon terms and conditions satisfactory to WorldSpace in its sole discretion, license the WorldSpace IP to, and cooperate with: (i) the SDARS Manufacturer or other manufacturers of radio appliances and components selected by Fiat; and (ii) manufacturers of chipsets selected by WorldSpace and manufacturers of antennas selected by Fiat, as required for the manufacturing and integration of SDARS Receivers compatible with the receipt of the Italian Service signals;

(d)	perform, or cause its employees, directors and agents to perform, any and all actions required to facilitate the completion of the Technology Deployment Phase on a timely basis;

(e)	give WS Italia all the necessary support for the implementation of WS Italia’s obligations under this Agreement and particularly to those set forth in paragraph 2.2.3 b);

(f)	comply with the quality and service level of the Italian Service as set forth in Annex 2.2.3 (b) (A);

(g)	certify that the whole system (i.e. receiver, cables and antenna) was developed by the SDARS Manufacturer according to WorldSpace specifications;

(h)	certify that on each model of OEM Vehicles, the SDARS Receiver system installation design qualified by Fiat complies with the WorldSpace specification;

(i)	instruct an independent research institute, Fraunhofer Institute for Integrated Circuits IIS, Am Wolfsmantel 33, 91058 Erlangen, Germany, to define and validate the methodology to be applied in order to certify the Signal Level and QoS on each installation, on each model of OEM Vehicles. WorldSpace shall use its best endeavors to have Fraunhofer to assist Fiat in its testing activities as referred to in paragraph 2.2.1.(k);

(j)	certify that on each model of Aftermarket Vehicles, the SDARS Receiver system installation complies with Fiat requirements; and

(k)	provide the minimum signal level and QoS from satellite and terrestrial repeaters, as set forth in Annex 2.2.3 (b)(A).

2.2.3	WS Italia shall:

(a)	designate its representatives to cooperate with Fiat, WorldSpace and the radio manufacturers;

(b)	complete all activities necessary for the broadcasting of the Italian Service, according to the implementation schedule that shall be agreed as soon as possible among the Parties, including: (i) the deployment of terrestrial repeaters and/or gap fillers which shall have at least the quality levels and criteria set forth in Annex 2.2.3 (b)(A); and (ii) the design, acquisition, production and broadcasting of the channels included in the Italian Service bouquet, intended to be similar in form and contents to the channels described under Annex 2.2.3 (b)(B). It is agreed and understood between the Parties that WS Italia shall have the right to use between 40 and 50 channels of the west beam of the AfriStar satellite or of other satellites, depending upon the mix of the broadcast content. The Italian Service bouquet will include a channel dedicated to Fiat’s customers (“Fiat Channel”). During the Technology Deployment Phase, Fiat and WS Italia will have to agree upon: (i) the specific contents and details of the Fiat Channel, it being understood that, upon initiation of the broadcasting of the Fiat Channel, Fiat (or an ad-hoc dedicated controlled subsidiary of same) will be the editor and WS Italia will be the producer of the Fiat Channel; and (ii) the terms and conditions of the production of the Fiat Channel by WS Italia, being provided at no charge to Fiat for a period not exceeding the duration of this Agreement and unless the agreed upon content of the Fiat Channel is of such nature, complexity and/or cost that it requires a contribution by Fiat;

(c)	determine with Fiat the processes and procedures to be followed by Fiat’s distributor network with respect to the Initial Subscription by purchasers of OEM Vehicles and to the exploitation of aftermarket opportunities involving Aftermarket Vehicles;

(d)	determine with Fiat the methods and modalities according to which they will co-market and manage the Initial Subscription to the Italian Service and exploit the aftermarket opportunities involving Aftermarket Vehicles;

(e)	discuss with Fiat, any significant modifications to the contents of the initial commercial offer (including the bouquet) in respect to what is already set forth in Annex 2.2.3 (b)(B), in due time prior to the implementation of the same;

(f)	perform, or cause its employees, directors and agents to perform, any and all actions required to facilitate the completion of the Technology Deployment Phase on a timely basis; and

(g)	provide the minimum signal level and QoS from satellite and terrestrial repeaters, as set forth in Annex 2.2.3 (b) (A).

2.3	[***]

2.4	It is agreed and understood that Fiat shall bear no costs in relation to the installation test on the Aftermarket Vehicles.

2.5

The Parties shall use their best endeavors to complete the Technology Deployment Phase by the end of November 2009 so that the sale of OEM Vehicles in Italy may proceed in accordance with the timing set forth in this Agreement. As far as the aftermarket equipment, the same could be available for sale even before that date subject to product availability. The Project Committee shall meet by no later than September 30th, 2007 with the objective of accelerating, to any possible extent, the date first above written and of reviewing the sourcing results according to the different offers from the SDARS Manufacturers.

2.6	With respect to customers who purchase OEM Vehicles from Fiat, WorldSpace and WS Italia shall be responsible for any failure in the Italian Service attributable to any

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

interruption in broadcasting or failure of the broadcast signal or whichever other cause, and Fiat shall be responsible for any failure in the SDARS Receivers attributable to a defect in its manufacture, installation or repair according to Fiat warranty terms.

2.7	In performing its obligations hereunder, each Party shall comply in all material respects with all relevant laws, governmental and regulatory requirements and standards and shall hold the other Parties harmless from and against any claim or contention of third parties regarding its failure to comply with laws, governmental and regulatory requirements and standards and will pay all the related costs and any damages allocated to such third parties.

Article 3 – Implementation Phase

3.1	Upon completion of the Technology Deployment Phase, the Parties shall meet in order to ascertain the completion of any and all of the obligations as set forth in Article 2 above, in accordance with the terms and conditions of this Agreement.

3.2	The execution phase (“Implementation Phase”) will commence subject to completion of the Technology Deployment Phase, in accordance with the terms and conditions of this Agreement. In particular:

3.2.1	Fiat shall:

(a)	use its best endeavors to sell the SDARS Receivers as equipment of the OEM Vehicles in the minimum quantities set forth in Annex 3.2.1 (a);

(b)	request its distributors to comply with the procedures agreed in the Technology Deployment Phase;

(c)	co-market the Italian Service in accordance with the modalities agreed in the Technology Deployment Phase; and

(d)	use its marketing and advertising campaigns relating to OEM Vehicles, to promote SDARS Receivers and the Italian Service as agreed in the Technology Deployment Phase.

3.2.2	WS Italia shall:

(a)	broadcast the Fiat Channel;

(b)	establish and manage, directly or through outsourcing, the WS Italia call center which shall have a service and quality level comparable with Fiat’s call center service quality level;

(c)	provide to the Fiat distributor network the support to be agreed in the Technology Deployment Phase according to the provisions of paragraph 2.2.3 (e) for the Initial Subscription by purchasers of OEM Vehicles; and

(d)	manage the subscriptions to the Italian Service.

Article 4 – Project Committee

4.1	The Parties shall set up, and maintain throughout the duration of the cooperation, a project committee (“Project Committee”) consisting of an equal number of representatives of each of the Parties, to be appointed by the relevant Party from time to time. The scope of the Project Committee shall be overseeing progress and compliance with, or deviations from, scope and objectives of the cooperation as well as taking joint decisions on the Transaction.

Article 5 – Exclusivity

5.1	Starting from the execution of this Agreement and until the expiration of the sixth month from the commencement of the Implementation Phase (“Exclusive Distribution Period”), WS Italia and WorldSpace agree that they shall not enter, directly or indirectly, into any agreement with any automobile manufacturer other than Fiat, for the installation of SDARS Receivers as OEM equipment on vehicles to be sold within Italy during the Exclusive Distribution Period.

5.2	During the Exclusive Distribution Period, Fiat agrees that it shall not enter into any agreement with any manufacturers or distributors for the installation of SDARS Receivers in its vehicles, other than with those manufacturers or distributors selected in accordance with this Agreement.

5.3	The provisions set forth under paragraphs 5.1 and 5.2 will not apply to the sale of SDARS Receivers in the aftermarket, nor to possible agreements entered into by WS Italia and by Ferrari and/or Maserati in respect of the Italian Service. For the avoidance of doubt, no obligation is created by this Agreement upon Ferrari and Maserati.

Article 6 – Term and Termination

6.1	This Agreement will be effective from the Effective Date and shall have a term of five (5) years, unless earlier terminated pursuant to paragraphs 6.2, 6.3 and 9.5. This Agreement may be renewed in writing after negotiation in good faith by the Parties.

6.2	Any Party (“Non-Defaulting Party”) shall have the right (in addition to any other right at law) to terminate this Agreement forthwith by written notice to the other Party (“Defaulting Party”) in the event of any of the following: (a) the Defaulting Party fails to comply with any of its material obligations under this Agreement (including by way of example and not of limitation: the obligation to comply with the minimum Italian Service quality of service levels set forth in Annex 2.2.3 (b) (A) as well as any obligations under Article 2), and does not remedy the same within thirty (30) days following receipt of notice in writing from the Non-Defaulting Party specifying the breach or failure and calling for the same to be remedied; or (b) the Defaulting Party ceases to carry on business or suffers any execution or distress over material part of its assets; or (c) the Defaulting Party becomes bankrupted or insolvent or files any application, petition or action for relief under any bankruptcy, insolvency or moratorium law; or (d) is subject to a voluntary or mandatory liquidation procedure or arrangement with its class of creditors or becomes subject to an administration order; or (e) the Defaulting Party admits in writing its inability to pay its debts.

6.3	Notwithstanding the provision set forth in paragraph 6.2 of this Agreement, if the completion of the Technology Deployment Phase is delayed by more than (6) six months from November 2009 through the sole fault of the Defaulting Party and not as a result of a Force Majeure event , then the Non-Defaulting Party may terminate this Agreement effective upon delivery of written notice to the Defaulting Party.

6.4	Termination of this Agreement shall be without prejudice of any rights of the Non-Defaulting Party to be indemnified by the Defaulting Party. The Non-Defaulting Party shall be entitled to receive from the Defaulting Party the reimbursement of the reasonable and verifiable costs incurred in relation to the Transaction.

Article 7 – Confidentiality

7.1	Each Party shall treat as confidential all information obtained as a result of entering into or performing this Agreement which relates to the provisions of this Agreement or the other Party; provided, however, that either Party may disclose confidential information: (a) if and to the extent required by law or for the purpose of any judicial proceedings or arbitration pursuant to paragraph 10.2 hereof; (b) if and to the extent required by any securities exchange or regulatory or governmental body to which that Party is subject, wherever situated; (c) to its professional advisers, auditors and bankers on a need-to-know basis; (d) if and to the extent the information has come into the public domain through no fault of that Party; or (e) if and to the extent the other Party has given prior written consent to the disclosure.

7.3	The confidentiality obligations contained in this Article 7 shall survive the termination of this Agreement for any reason and for a period of ten years from such termination.

Article 8 – Representations and Warranties

8.1	Each Party represents and warrants to the other that: (a) it has the power and authority to enter into this Agreement and to perform fully its obligations hereunder; (b) it is under no contractual or other legal obligation that shall in any way interfere with its full, prompt and complete performance hereunder; (c) the individuals executing this Agreement have the authority to do so; and (d) the obligations created by this Agreement, insofar as they purport to be binding on it, constitute legal, valid and binding obligations enforceable in accordance with their terms.

Article 9 – Miscellaneous Provisions

9.1	No Party will make any public announcement or media comment regarding the subject matter or the existence of this Agreement of the Transaction without prior consultation with and the written agreement of the other Party, except as required by law, applicable regulation or the rules of any securities exchange on which a party’s securities are publicly traded.

9.2	Each Party shall bear any and all costs and expenses incurred by it in relation to the negotiation and execution of this Agreement, except for registration taxes and duties which (should this Agreement be registered for any reason whatsoever) shall be equally shared among them.

9.3	The recitals of and annexes to this Agreement constitute an integral and substantial part of this Agreement.

9.4	Any communication, required or allowed under this Agreement, must be in writing and in the English language and will be deemed to have been duly given: (i) upon receipt, when sent by registered letter or telegram; or (ii) upon confirmation of receipt generated by the fax appliance, when sent by fax, in each case to be addressed to the appropriate addresses and fax numbers set forth below:

if to Fiat:	if to WS Italia:	if to WorldSpace:

Fiat Group Automobiles S.p.A. Corso Agnelli, 200 10135 - Torino Italy Fax No.: +39 011396879 To the attention of: Giuseppe Bonollo	WorldSpace Italia S.p.A. Via Burigozzo, 5 20122 - Milano Italy Fax No.: 003902583173 To the attention of: Luca Panerai	WorldSpace, Inc. 8515, Georgia Avenue Silver Spring 20910 Maryland, USA Fax No.: +1 (301) 960-1127 To the attention of: Alexander Brown

With copies to:	With copies to:	With copies to:

GIORGIO FOSSATI Corso Giovanni Agnelli 200 10135 Torino Fax No.: 00390110038050

JONES DAY

Via Turati 16-18

20121 Milano

Italy

Fax No.: +39.02.76454400

To the attention of:

Stefano Macchi di Cellere

and

Carnelutti Studio Legale

Via Principe Amedeo, 3

20121 - Milano

Italy

Fax No.: +39.02.65585585

To the attention of:

Luca Arnaboldi

Fax No.: +1 (301) 960-2217 To the attention of: Stuart Heaton and Fax No.: +1 (301) 960-2215 To the attention of: Donald Frickle or to any different addresses or fax numbers that the Parties may indicate in writing in accordance with the terms hereof.

9.5

Should any Party’s performance of any obligation under this Agreement be prevented or delayed by the occurrence of a Force Majeure event, then such Party’s failure to perform said obligation shall not constitute a breach of this Agreement. The term “Force Majeure” for purposes of this Agreement shall include: (i) any strike, lockout, labor dispute at a Party or its suppliers, (ii) war (declared or undeclared), riots, civil unrest, insurrection, invasion, rebellion, revolution, act of terrorism, or declaration of martial law; (iii) any shortage or curtailment of utilities, materials or transportation, (iv) any Act of God and/or natural disaster, including but not limited to earthquake, lightning, floods, fire, explosions, etc.; (v) acts, orders or omission of Government or any agency or instrumentality thereof, or any law or regulation having force of law; and (vi) any event beyond the reasonable control of the affected Party. A Party affected by an event of Force Majeure shall promptly notify the other Party and shall use its best efforts to overcome and mitigate such event. The affected Party shall, upon request, make available to the other Parties its plan for mitigating, if possible, any delay caused by the Force Majeure event. If the performance of either Party is substantially prevented by a Force Majeure event for a period of 6 (six) months or more, then each of the Parties may terminate this Agreement.

9.6	The titles of the Articles, Annexes and paragraphs are only inserted in order to facilitate the reading and must not be considered in interpreting any of the clauses of this Agreement.

9.7	Neither Party may assign or otherwise transfer this Agreement – or the rights arising herefrom – to any non-affiliated third party, unless with the previous written consent of the other Party.

9.8	This Agreement, the Annexes hereto and the documents executed and delivered pursuant hereto constitute the whole and only agreement between the Parties with respect to the subject matter hereof and supersede all other prior agreements and understanding, both written and oral, between the Parties with respect to the subject matter hereof.

9.10	The official and binding language of this Agreement shall be English irrespective of any language into which it may be translated.

9.11	Any amendment, change or waiver to this Agreement shall only be valid and effective if resulting in writing from a deed duly signed by the Parties.

Article 10 – Governing Law and Arbitration

10.1	This Agreement is governed by and construed in accordance with Italian law.

10.2	Any dispute between the Parties arising out of or in relation to this Agreement (including, without limitation, any dispute relating to the validity, interpretation and application of this arbitration clause) shall be finally settled by arbitration under the rules of the International Chamber of Commerce. The arbitral tribunal shall consist of three arbitrators, each of them fluent in English. The first arbitrator shall be appointed by the Party initiating the arbitration procedure which shall give notice of it to the other Party inviting it to appoint its arbitrator. The Party receiving such invitation shall notify the name of the arbitrator appointed by it within 20 days therefrom. The third arbitrator, who shall also act as chairman of the arbitration panel, shall be designated by mutual agreement of the first two arbitrators within 20 days of the appointment of the second arbitrator or, failing such agreement, by the President of the Tribunal of Milan. The said President shall also designate: (a) the second arbitrator in case the Party who should have made such appointment did not make it within the term mentioned above; and (b) the person designated to replace any arbitrator who has become unavailable or has not accepted his appointment, but only in case such replacement is not made by the Party which would have been entitled to make it or, in case of the chairman, by the other two arbitrators, within 20 (twenty) days of the date on which such arbitrator has become unavailable.

The written decision of a majority of the arbitrators shall be final and binding on all parties. The decision of the arbitrators shall be made “secondo diritto” in accordance with the substantive and procedural laws of Italy and shall have the force and effect of a judgment as between the Parties in accordance with the applicable provisions of the Italian civil procedure code. The arbitration proceedings shall take place in Milan and shall be conducted in the English language. Notwithstanding the foregoing, any Party hereto may bring a cause of action against the other Party before any court of competent jurisdiction in the domicile of the defending Party, if and to the extent that any arbitral award rendered in the arbitration proceedings would be unenforceable. Costs shall follow the award and shall include all reasonable expenses, including, without limitation, legal fees and costs incurred in respect of the proceedings.

With respect to any dispute which may not be settled by the arbitration panel, the courts of Milan will have exclusive jurisdiction to decide any such dispute.

The Parties designate their respective addresses for the giving of notice, as set forth in Article 9.4 above, as their respective domiciles at which service of process may be made in any arbitration, legal action or proceedings arising hereunder.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date and year first written above-written.

/s/ Giuseppe Bonollo
Name: Giuseppe Bonollo Title: Senior Vice President Product Portfolio Management Fiat Group Automobiles S.p.A.

/s/ Luca Panerai	/s/ Alexander Brown
Name: Luca Panerai Title: Chief Executive Officer WorldSpace Italia S.p.A.	Name: Alexander Brown Title: Co-Chief Operating Officer WorldSpace, Inc.

Annex 1.1.2

OEM Vehicles

The OEM Vehicles on which Fiat shall install the SDARS Receivers as original equipment, standard or optional at Fiat’s sole discretion, are:

ALFA ROMEO

Nuova 166

Brera

Spider

X-over

159

940

Junior (955)

FIAT

Croma

X-over (315)

Bravo

G. Punto

Nuova 500

LANCIA

Delta HPE

Musa / nuova Musa

Nuova Ypsilon (846)

Annex 1.1.4

Aftermarket Vehicles

All Fiat vehicles bearing the Fiat, Alfa Romeo and Lancia trademarks, then in production at the start of the Italian Service.

Annex 2.2.3 (b) (A)

Quality Levels and Criteria for the Italian Service

WorldSpace and WS Italia reserve the right to amend Section I and III of this Annex at any time, to reflect the finalization of the coverage of the Italian Service network design, , subject to prior information in writing to Fiat submitting and attaching updated documents. As far as Section II is concerned, the final lay out and the minimum signal field strength may be updated by WorldSpace and WS Italia in the final Italian Service network design. WorldSpace and WS Italia obligations concerning the quality and service level of the Service, as included in this Annex, can not be modified in any way without the consent of the Parties, which shall not be unreasonably withheld.

I - Satellite Coverage of Italy

Geographic Coverage - Satellite Footprint

AfriStar NW LHCP Beam Power Flux Density Contours (dBW/sq.m)

North Latitude (Degrees)
50.00
45.00
40.00
35.00
30.00
0.00
5.00
10.00
15.00
20.00
25.00
30.00
East Longitude (Degrees)
04 Jun 2007
21E 35785.7 Km
-110
-111
-112
-113
-114

AfriStar NW RHCP Beam Power Flux Density Contours (dBW/sq.m)

North Latitude (Degrees)
50.00
45.00
40.00
35.00
30.00
0.00
5.00
10.00
15.00
20.00
25.00
30.00
East Longitude (Degrees)
04 Jun 2007
21E 35785.7 Km
-109
-110
-111
-112
-113
-114

II - Urban Area Coverage

The purpose of the Terrestrial Repeater Network is to augment and ensure the coverage of the signal in urban areas. Outside the urban areas the Satellite signal is expected to be the main source of the radio service. WorldSpace shall ensure the coverage of more than 99% of the roads of the major Italian urban areas through the use of terrestrial repeaters. The satellite signal should bring this percentage to a higher value. The urban areas in Italy are represented by Polygons. For Italy, there are 125 such Polygons, as illustrated below. The targeted Polygons encompassing 50% of the Italian total population are illustrated below. These Polygons are the areas within which the targeted Quality of Service (99% of the locations with the terrestrial repeaters only, almost anytime (99.9%)) should be met, using one or more terrestrial repeaters. Most of them are small in surface and are expected to only require one repeater. A few of them are large and are expected to require a Single Frequency Network.

In this context, the terrestrial quality of service is defined as the percentage of time that the signal strength from terrestrial repeater(s) is equal to or exceeds the minimum necessary signal strength to receive the service for a user with a reference receiver and antenna. This value, which will vary depending on terrain, vegetation, direction of motion, road-size, traffic, and other factors, is independent of the receiver design.

Minimum field strength within the area of any polygon

The minimum field strength to be achieved at 1.5 m height within the area of any polygon is:

Eterr [dBµV/m] = 50 dBµV/m

III - Terrestrial Repeater Network of Italy’s Urban Areas

Geographic Coverage - Deployment of Terrestrial Repeaters

IV - Quality of Service Validation

The network design validation process consists of the following component stages:

1.	Polygon Acceptance Reviews (PAR)

For each polygon (metropolitan areas) and following completion of each individual site within the targeted polygon, drive tests shall be performed according to an agreed test plan. In the case of SFN (multiple repeaters), this may involve tuning the various repeater delays to fine tune the SFN. The drive tests will also check the actual performance versus the coverage prediction.

2.	Polygon Acceptance Tests

The network design contractor (“Contractor”) will be responsible for writing and implementing a city-wide acceptance test plan for each islet that includes extensive drive tests. The Contractor shall execute drive tests in each measurement target road of the city, as defined in WorldSpace ESDR Terrestrial Network Deployment Engineering Rules WS-ESDR-TER-0001-ENG. These tests will be done once all terrestrial repeater sites are installed and individually tested within each city. WORLDSPACE will provide assistance in the form of ten (10) hardware test sets that can be used to monitor/record signal levels and to measure the quality of service (terrestrial only, and hybrid satellite-terrestrial). Test results will be reviewed at PAR’s (Polygon Acceptance Reviews).

3.	Preliminary Site Activation and Preliminary Service Testing

Once all terrestrial repeater acceptance testing and polygon tests are done, the Contractor will support Alpha and Beta testing in conjunction with the satellite. This will include a full-scale system test to include network monitoring of the site, site-failure simulation, interaction with the national surveillance/operation center, etc. Test results will be reviewed at OQR (Operational qualification review).

Coverage measurements

Coverage requirements are defined in the Statement of Work (ref: [WS-SOW]): The terrestrial network should provide coverage of 99% of the roads in each islet, with minimum field strength of 50 µV/m at 1.5m height.

Inside each islet, measurements shall be executed on 100% of all

•	Express ways,

•	Major and Minor Arterials, and

•	Collectors.

Assuming that these measurements will give a clear view of the coverage percentage inside each islet, where 99% of all roads including Locals would be covered.

Characteristic	Locals	Collectors.	Minor Arterials	Major Arterials	Expressways
Traffic movement versus property access	Property access primary function	Traffic movement and property access of equal importance	Traffic movement primary consideration; some property access control	Traffic movement primary consideration; subject to property access control	Traffic movement primary consideration; no property access
Typical daily motor vehicle traffic volume (both directions)	< or = 2,500	2,500 - 8,000	8,000 - 20,000	> 20,000	> 40,000
Minimum number of peak period lanes (excluding bicycle lanes)	One (one-way streets) or two	One (one-way streets) or two	Two	Four	Four
Desirable connections	Locals, collectors	Locals, collectors, arterials	Collectors, arterials	Collectors, arterials, expressways	Major arterials, expressways
Flow characteristics	Interrupted flow	Interrupted flow	Uninterrupted expect at signals and crosswalks	Uninterrupted except at signals and crosswalks	Free-flow (grade separated)

Equipment:

Measurements shall be executed using following equipment mainly made of an ESDR receiver, a COTS GPS and field strength measurement equipment, and an optional spectrum analyzer.

Measurements shall include:

•	Signal Level (RSSI: Received Signal Strength Indicator)

•	Bit/Word Error Rate

V - Audio Quality

WorldSpace has selected the MPEG-4 aacPlus (also known as High Efficiency AAC v2) audio coding algorithm to deliver high quality digital broadcast content to its consumers while maximizing the use of the available transmission spectrum.

MPEG-4 aacPlus v2 is the combination of three MPEG technologies comprising Advanced Audio Coding (AAC), coupled with Coding Technologies’ Spectral Band Replication (SBR), and Parametric Stereo (PS) technologies. SBR is a unique bandwidth extension technique which enables audio codecs to deliver the same quality at half the bit rate. PS significantly increases the codec efficiency a second time for low bit rate stereo signals. All three technologies are currently being specified in ISO/IEC 14496-3 and combined in the HE-AAC v2 profile, which is referred to in ISO/IEC 14496-3:2001/Amd.4. (The combination of AAC and SBR is called aacPlus v1 and is specified in ISO/IEC 14496-3:2001/Amd.1 as the HE-AAC profile.) The European Telecommunications Standards Institute (ETSI) has standardized aacPlus v2 in its Technical Specification TS 101 154 “Implementation guidelines for the use of video and audio coding in broadcasting applications based on the MPEG-2 transport stream”.

The codec’s core components are already in widespread use in a variety of systems and applications such as XM Satellite Radio, HD Radio, Digital Radio Mondiale, and the Korean Satellite Digital Multimedia Broadcasting (S-DMB). aacPlus is also a central element of the 3GPP (3rd Generation Partnership Project) and 3GPP2 specifications and applied in multiple music download services over 2.5 and 3G mobile communication networks).

SBR and PS are both forward and backward compatible methods to enhance the efficiency of any audio codec. As a result, aacPlus delivers streaming and downloadable 5.1 multi-channel audio at 128 kbps, near CD-quality stereo at 32 kbps, excellent quality stereo at 24 kbps, and good quality for mixed content even below 16 kbps mono.

The value of aacPlus v2 has been clearly demonstrated by independent tests. In careful double-blind listening tests conducted by 3GPP (3rd Generation Partnership Project), aacPlus v2 proved its superiority to its competitors even at bit rates as low as 18 kbps.

To provide the best audio quality WorldSpace is provisionally planning to provide its radio service with the following bit rates:

Type of Content	Average Bit Rate
Speech/News (mono)	16 to 24 kbps - 20 kbps
Rock/Pop (stereo)	24 to 36 kbps - 30 kbps
Classic (stereo)	32 to 48 kbps - 40 kbps

WorldSpace reserves the right to fine-tune and improve these bit rates in the future depending on the type of audio content as well as on customer and business demands.

WorldSpace recommends that, in order to take full advantage of the aacPlus audio quality, audio receivers be designed to deliver a stereo line level output with the following characteristics:

Frequency Response:               20 – 20,000 Hz

Total Harmonic Distortion:     <0.2%

Signal to Noise Ratio:              >95 dB

VI - Deemed Failure to Meet Minimal Quality of Service and Availability Levels

Should repeated or continuing failures of the Italian Service space and terrestrial network system components occur such that the Italian Service is unavailable for a cumulative period in excess of thirty (30) days during any consecutive twelve (12) month period during the term of this Agreement, such loss of service shall be deemed by the Parties to constitute a failure to meet the minimum quality and service levels set forth in this Annex.

Annex 2.2.3 (b) (B)

Italian Service Bouquet

•	News channels - a minimum of 4 channels broadcasting general news updates, business news, financial news, breaking news, advertising; including the following channels:

•	Class CBNB (business and financial news); and

•	Class News (all- news and breaking news channel).

•

Entertainment channels - a minimum of 9 channels dedicated to the following editorial contents: breaking headlines, educational, celebrity gossip, games, community, leisure, fashion, design and lifestyle, weather forecasts, travel, health & care, beauty, gastronomic, advertising; including the following list of channels:

•	LUNA (featuring information and entertainment programming for, by and about women, beauty, fashion, health, relationships, home, career and shopping);

•	Campus Radio (featuring information, music and entertainment programming for, by and about young, student, relationship, communities, educational);

•	MF Fashion (featuring information, music and entertainment programming about fashion, lifestyle, upcoming events, trends and culture);

•	Food & Wine (featuring information and entertainment programming about, food, wine, cookery, recipes, restaurants, international cuisines, events, tours);

•	Radio Travel (in collaboration with ACI and Polizia di Stato, featuring news, information, music and entertainment programming for, by and about driver, news, road-traffic, travel, holiday);

•	Scienza e Salute (featuring information and entertainment educational programming for the family about healthcare);

•	Weather channel (featuring weather information).

•

Music Channels - a minimum of 25 channels broadcasting music (classic, country, jazz, hits, melodic, rock, pop, funky, 80’s, 70’s, 60’s, hip-pop, fusion, folk, reggae, disco, underground, progressive, soft rock, garage, grunge, avant-pop, tecno, alternative, dance-pop, new age, etnomusic, jungle and r&b from all over the world) news and advertising.

•	Sport Channel - a minimum of 1 channel broadcasting sport news, headlines, live events information and advertising.

•	Fiat Channel - Fiat-dedicated channel (news, event, cars and test driving, advertising).

Annex 2.3

[***]

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

Annex 3.2.1 (a)

Fiat’s Best Endeavours on Minimum Quantities

Fiat shall use its best endeavors to sell as equipment of the OEM Vehicles a total of 50,000 SDARS Receivers per calendar year starting from the moment of full commercial offer of the Italian Service/SDARS Receiver (i.e. the moment in which the Italian Service/SDARS Receiver shall be available on the entire range of vehicles chosen by Fiat among those listed in Annex 1.1.2):

1.	10,000 SDARS Receivers will be offered to Fiat customers as standard equipment of certain models/versions of OEM Vehicles;

2.	the remaining 40,000 SDARS Receivers will be offered to Fiat customers as optional equipment (at the price determined by Fiat in its sole discretion) and will therefore be installed on the OEM Vehicles to the extent they are requested by the customers.

For the avoidance of doubt, the above cannot be construed as a guarantee of volumes (both in terms of turn over and of units) and failure of reaching such target volumes shall not imply any liability of Fiat unless Fiat has failed to use its best endeavours as contemplated herein.

The above figures are based on the following assumptions:

(i) the most competitive technical/commercial offer received from the SDARS Manufacturer as of the Effective Date, with a start of production currently forecasted for November 2009. Fiat may increase the above figures should the conditions of such technical/commercial offer significantly improve for Fiat in terms of time and cost reduction;

(ii) a subscription fee for the Italian Service of around ten (10) Euros (plus VAT) per month according to WorldSpace’s offer. Should such amount be significantly increased, the Parties will discuss in good faith the impact of such increase, if any, upon Fiat’s ability to meet its commitment herein; and

(iii) the content of the bouquet and/or the number of channels as set forth in Annex 2.2.3 (b) (B). If the content and number of the channels significantly varies in relation to what is set forth in Annex 2.2.3 (b) (B), the Parties will discuss in good faith the impact of such modification, if any, upon Fiat’s ability to meet its commitment herein.